Exhibit 99.34

NOTE REPURCHASE Agreement

This Note Repurchase Agreement (this “Agreement”) is made as of October 25, 2018 by and between IDG Alternative Global Limited, a company incorporated under the laws of the British Virgin Islands (the “Holder”), and Fang Holdings Limited (formerly known as SouFun Holdings Limited), an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”).

WHEREAS, the Holder is the holder of a certain convertible note (the “Original Note”) issued by the Company on November 4, 2015, in the aggregate original principal amount of US$200,000,000; and

WHEREAS, the Holder wishes to sell to the Company and the Company wishes to repurchase from the Holder, such portion of the Original Note in the principal amount of US$50,000,000 with all rights attached to it (the “Repurchased Note”), in each case upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1.         Repurchase of Notes; Closing.

1.1       Agreement to Repurchase. On the basis of the representations and warranties and mutual agreements contained in this Agreement, and upon satisfaction of the conditions set forth in Section 5 hereof, the Holder irrevocably agrees to sell to the Company, and the Company irrevocably agrees to repurchase from the Holder, the Repurchased Note in exchange for a consideration of US$38,860,000 (the “Repurchase Price”), plus US$47,917 equal to all the accrued and unpaid interest on the Repurchased Note to October 24, 2018 (together with the Repurchase Price, the “Total Consideration”). Such repurchase is referred to herein as the “Repurchase”.

1.2       Closing. Subject to the satisfaction (or waiver by the Company, with respect to Section 5.1, or by the Holder, with respect to Section 5.2) of the conditions set forth in Section 5 hereof, the closing of the Repurchase (the “Closing”) shall take place remotely via the exchange of documents and signatures or at such places as the parties shall mutually agree in writing, at the time and date(s) specified below, or at such other date as may be agreed by the Holder and the Company in writing.

1.3       Exchange and Delivery. Subject to the terms and conditions of this Agreement,

(a)       no later than 11 a.m. (Hong Kong time) on October 26, 2018 (the “Closing Date”), the Company shall (i) pay, or cause to be paid, the Total Consideration to the Holder by electronic bank transfer of immediately available U.S. dollar funds to the designated bank account of the Holder (the account set forth on the Holder’s signature page to this Agreement) and (ii) execute and deliver to the Holder or a third party designated by the Holder such replacement notes representing the unrepurchased portion of the Original Note, in the principal amount of US$150,000,000 in aggregate, dated the date of the Original Note, with terms and conditions being identical to the Original Note (the “Replacement Notes”) and a confirmation on conformity pursuant to section 4.5 below; and

(b)       the Holder shall deliver, or cause to be delivered, the Original Note to the Company within five (5) Business Days from the Closing Date (the “Delivery Date”). For the purpose of this Agreement, “Business Day” shall have the same meaning as given to it in the Original Note.

1.4       Effect of Exchange. The parties hereby acknowledge that the Original Note shall be canceled automatically and cease to be of effect in all respects upon the payment of the Total Consideration and execution and delivery of the Replacement Notes by the Company to the Holder or person(s) designated by the Holder.

2.         Representations and Warranties of the Company.

The Company represents and warrants to the Holder that, as of the date hereof and as of the Closing Date:

2.1       The Company has been duly organized and is validly existing as a company in good standing under the laws of the Cayman Islands.

2.2       The Company has full right, power and authority to execute and deliver this Agreement, and to perform its obligations hereunder, and has taken all necessary action to authorize such execution, delivery and performance.

2.3       The execution and delivery by the Company of this Agreement, and the performance of its obligations hereunder, does not violate or conflict with (i) any law applicable to the Company; (ii) any provision of any of its articles of incorporation or bylaws; or (iii) any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual provision binding on or affecting it or any of its assets, except, in the case of (i) and (iii), as would not have a material adverse effect on its performance of its obligations under this Agreement or on the consummation of the transactions contemplated by this Agreement.

2.4       All governmental and other consents that are required to have been obtained by the Company with respect to this Agreement and the transactions contemplated by this Agreement have been obtained and are in full force and effect and all conditions of any such consents required to be complied with on or prior to the date hereof or the Closing Date, as applicable, have been complied with.

2.5       The obligations of the Company hereunder constitute its legal, valid and binding obligations, enforceable in accordance with the terms of this Agreement (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

2.6       The terms of the Repurchase are the result of bilateral negotiations between the parties.

2.7       Except for the representations and warranties made by the Holder in Section 3, the Company hereby acknowledges that none of the Holder or any affiliate or representative of the Holder has made or makes any other express, implied or statutory representation or warranty with respect to the Holder, the Repurchased Note or the transaction contemplated by this Agreement.

3.         Representations and Warranties of the Holder.

The Holder represents and warrants to the Company that, as of the date hereof and as of the Closing Date and as of the Delivery Date:

3.1       It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

3.2       It has the power to execute and deliver this Agreement and to perform its obligations hereunder, and has taken all necessary action to authorize such execution, delivery and performance.

3.3       The execution and delivery by the Holder of this Agreement, and the performance of its obligations hereunder, does not violate or conflict with (i) any law applicable to it; (ii) any provision of its constitutional documents; or (iii) any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets, except, in the case of (i) and (iii), as would not have a material adverse effect on its performance of its obligations under this Agreement or on the consummation of the transactions contemplated by this Agreement.

3.4       All governmental and other consents that are required to have been obtained by it with respect to this Agreement and the transactions contemplated by this Agreement have been obtained and are in full force and effect and all conditions of any such consents required to be complied with on or prior to the date hereof or the Closing Date or the Delivery Date, as applicable, have been complied with.

3.5       Its obligations hereunder constitute its legal, valid and binding obligations, enforceable in accordance with the terms of this Agreement (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

3.6       It is the beneficial owner of the Repurchased Note and will transfer and deliver to the Company on the Closing Date valid title to the Repurchased Note, free and clear of any lien, encumbrance or any other such limitation or restriction, except for the pledge over the Repurchased Note under that certain Listco Convertible Note Pledge Agreement dated November 4, 2015 between the Holder and China Merchants Bank Co., Ltd. Tianjin Pilot Free Trade Zone Branch, the release of which will be completed by the above-mentioned bank no later than the Delivery Date.

3.7       The terms of the Repurchase are the result of bilateral negotiations between the parties.

3.8       Except for the representations and warranties made by the Company in Section 2, the Holder hereby acknowledges that none of the Company or any affiliate or representative of the Company has made or makes any other express, implied or statutory representation or warranty with respect to the Company, the Repurchased Note or the transaction contemplated by this Agreement.

4.         Covenants.

4.1       Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Holder and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. In furtherance of the foregoing, at or prior to the Closing, the parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

4.2       Mutual Release. Effective upon the Closing, the Holder, on the one hand, and the Company, on the other hand, on behalf of themselves and their respective successors and assigns, hereby voluntarily, knowingly and irrevocably release and forever discharge each others’ partners, affiliates, officers, employees, directors, legal counsel, shareholders, members, agents and their respective successors and assigns, from any and all claims, liabilities, obligations, damages, expenses and/or other amounts of every kind, nature or description, whether known or unknown, liquidated or unliquidated, whether at law, equity or in administrative proceedings, arising from or relating to the Repurchased Note.

4.3       No Withholding. All payments and deliveries made by, or on behalf of, the Company with respect to the Repurchased Note shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company is, for tax purposes, organized or resident or doing business or through which payment is made or deemed made (or any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by applicable law or regulation or governmental policy having the force of law.

4.4       Transfer of Replacement Notes; Most Favorable Treatment. The Holder agrees that, if it transfers any portion of the Replacement Notes to a third party before December 31, 2018, the terms or conditions to such person shall not be more favorable than those terms and conditions provided to the Company in this Agreement in the absence of any Material Adverse Effect. The Company agrees that it will use its best efforts to cooperate with the Holder and facilitate the timely completion of such transfer, including without limitation the execution and delivery of all necessary documents and the update to any corporate records in connection with such transfer. For the purpose of this paragraph, “Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations or financial condition of the Company and its subsidiaries, taken as a whole. In the event that the Holder, in its transfer of any portion of the Replacement Notes before December 31, 2018, breaches the first sentence of this paragraph, the Company shall be entitled to such more favorable terms and conditions and the Company and the Holder shall take all necessary actions, including amending the terms and conditions of this Agreement, to apply such more favorable terms and conditions to the transactions contemplated herein unless otherwise waived by the Company in writing.

4.5        New Note Instruments. Pursuant to Section 6.9 of Article 6 of the Original Note, the Holder hereby requests and the Company agrees to issue and deliver five Replacement Notes in the principal amount of US$7,560,000, US$25,000,000, US$25,000,000, US$37,500,000 and US$54,940,000, respectively (or such other combination of amounts not exceeding US$150,000,000 in the aggregate as the Holder may notify the Company in writing), on the Closing Date and a confirmation on conformity in the agreed form set forth in Appendix 1 hereto.

5.         Conditions to the Obligations of the Holder and the Company.

5.1        Conditions to the Obligations of the Company. The obligations of the Company under this Agreement shall be subject to the following conditions: (i) the performance in all material respects by the Holder of its respective covenants and obligations hereunder; and (ii) the representations and warranties of the Holder contained herein shall be true and correct on the date hereof and on and as of the Closing Date.

5.2        Conditions to the Obligations of the Holder. The obligations of the Holder under this Agreement shall be subject to the following conditions: (i) the performance in all material respects by the

Company of its covenants and obligations hereunder; and (ii) the representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date.

6.         Termination of Agreement

6.1       Termination by Mutual Agreement. This agreement may be terminated at any time prior to the Closing by mutual written agreement of the Company and the Holder.

6.2       Effect of Termination. In the event of the termination of this Agreement in accordance with Section 6.1 hereof, this Agreement shall thereafter become void and have no effect and the transactions contemplated by this Agreement shall be abandoned, and no party hereto shall have any liability to the other party hereto or their respective affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 6.2 and the provisions of Section 7, and except that nothing herein will limit or restrict the rights or remedies of any party hereto against the other party for any willful and material breach of this Agreement arising prior to the termination.

7.         Miscellaneous.

7.1       Indemnification. Notwithstanding anything to the contrary in this Agreement, the Holder shall indemnify, defend and hold harmless the Company and any of its directors and officers from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by the Holder’s failure to discharge its obligations under Section 1.3(b).

7.2       Confidentiality. Each of the Company and the Holder shall treat the Repurchase, the terms, conditions or other facts with respect thereto, this Agreement and any non-public information provided by the other party in connection with the Repurchase as confidential information (“Confidential Information”) and shall not disclose such Confidential Information to third parties. Notwithstanding this Section 7.1, a party may disclose Confidential Information (i) to such party’s officers, directors, employees, affiliates, attorneys, accountants, consultants and other advisors (collectively, the “Representatives”), provided that (A) such Representatives are informed by such party of the confidential nature of the Confidential Information and are directed by such party to treat the Confidential Information in a manner consistent with the terms of this Agreement and (B) such party shall be responsible for any breach of confidentiality provisions of this Section 7.1 by the Representatives; (ii) to any governmental agency, regulatory body or stock exchange having or claiming to have authority to regulate or oversee any aspect of such party’s business or that of the Representatives in connection with the exercise of such authority or claimed authority; (iii) as requested or required by applicable law, rule, regulation or legal or administrative process; and (iv) to enforce any right or remedy under this Agreement or in connection with any claims under this Agreement asserted by or against such party. Notwithstanding the foregoing, for purposes of this Agreement, the term “Confidential Information” shall not include information that (x) is publicly available (other than through a breach of this Agreement by the receiving party or its Representatives); (y) becomes available to the receiving party by a third party on a non-confidential basis; provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information; or (z) the receiving party independently develops, discovers, or arrives at without the use of the Confidential Information.

7.3       Amendments; Waivers. This Agreement may be waived or amended solely by a writing executed by both of the parties hereto.

7.4       Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.5       Arbitration. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitrators shall be appointed in accordance with the HKIAC rules. The arbitration proceedings shall be conducted in English. It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

7.6       Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, except that neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.7       Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

7.8       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.9       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.10       Notices. Any notices delivered pursuant to or in connection with this Agreement shall be delivered to the applicable parties at the addresses set forth below:

With respect to the Holder:

IDG Alternative Global Limited

Unit 5505, 55th Floor, the Center, 99 Queen’s Road, Hong Kong

Attention: Simon Ho

Facsimile: +852 2529 1619

E-mail: simon_ho@idgcapital.com

With respect to the Company:

Fang Holdings Limited

Block A, No. 20 Guogongzhuang Middle Street,

Fengtai District, Beijing 100070, The People’s Republic of China

Attention: Dr. Lei Hua

Facsimile: +86-10-5631 8010

E-mail: leihua@fang.com

7.11       Specific Performance. The parties hereto acknowledge and agree that irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

7.12       Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly cancelled.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Fang Holdings Limited

By:	/s/ Vincent Tianquan Mo
	Name:	Vincent Tianquan Mo
	Title:	Executive Chairman

[Signature Page to Note Repurchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IDG Alternative Global Limited

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Authorized Signatory

Holder Account Information:

Bank Name:	Silicon Valley Bank
Routing & Transit Number:	121140399
SWIFT Code	SVBKUS6S
Account Name:	IDG Alternative Global Limited
Address of Beneficiary	PO BOX 957, OFFSHORE INCORPORATIONS CENTRE, ROAD TOWN, TORTOLA, BRITISH VIRGIN ISLANDS
Account Number:	3301180206
Address of Beneficiary Bank:	3003 Tasman Drive, Santa Clara, CA 95054, USA

[Signature Page to Note Repurchase Agreement]

Appendix 1

Form of the Company’s Confirmation on Conformity

IDG Alternative Global Limited

Unit 5505, 55th Floor, the Center, 99 Queen’s Road, Hong Kong

Date: ____________________ 2018

To whom it may concern,

We refer to (i) a certain convertible note issued by Fang Holdings Limited, formerly known as SouFun Holdings Limited (the “Company” or we/us) to IDG Alternative Global Limited on November 4, 2015, in the original principal amount of US$200,000,000; (the “Original Note”) and (ii) a certain Note Repurchase Agreement (the “Note Repurchase Agreement”) as of October 22, 2018 by and between IDG Alternative Global Limited and Fang Holdings Limited (the “Company”).

Pursuant to the Note Repurchase Agreement, the Company agrees to repurchase from IDG Alternative Global Limited, as the holder of the Original Note, such portion of the Original Note in the principal amount of US$50,000,000 and the Company further agrees to issue five Replacement Notes (as defined in the Note Repurchase Agreement) in the principal amount of US$7,560,000, US$25,000,000, US$25,000,000, US$37,500,000 and US$54,940,000, respectively, each on the Closing Date (as defined in the Note Repurchase Agreement).

We hereby enclose the original copy of the Replacement Notes and confirm the terms and conditions of each of the Replacement Note are identical to the terms and conditions of the Original Note except for its respective principal amount and an added provision to indicate that the Original Note has been canceled.

Yours sincerely,

__________________

Fang Holdings Limited